EXHIBIT 99.1

ILLUMINA CLOSES $400 MILLION CONVERTIBLE SENIOR NOTES

Company Repurchases Approximately $202 Million in Common Stock

SAN DIEGO, Calif., February 16, 2007 – Illumina (NASDAQ: ILMN) today announced the closing of $400 million principal amount of 0.625% Convertible Senior Notes due 2014 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This includes the exercise of the underwriters’ over-allotment option to purchase an additional $50 million of notes.

The notes will pay interest semiannually at a rate of 0.625% percent per annum. The notes will be convertible under certain circumstances into a combination of cash and Illumina common stock. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and Illumina common stock for the note’s conversion value in excess of such principal amount based on a conversion rate of 22.9029 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $43.66 per share.

Net proceeds from this offering were approximately $390.3 million after deducting estimated discounts, commissions and expenses.

Illumina used approximately $202 million of the net proceeds from this offering to purchase shares of its common stock in privately negotiated transactions concurrently with this offering. In addition, approximately $46.6 million of the proceeds from the transactions was used to fund the net cost of the convertible note hedge transactions and warrant transactions that Illumina entered into with the initial purchasers of the notes and/or their affiliates. Illumina intends to use the balance of the net proceeds for other general corporate purposes, which may include acquisitions and additional purchases of our common stock.

Taken together, the convertible note hedge and warrant transactions reduce the potential dilution upon conversion of the notes. The warrants have an exercise price of $62.87 per share, representing an 80% premium based on the closing price of $34.93 per share on February 12, 2007.

Illumina has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates have entered into various derivative transactions with respect to Illumina’s common stock concurrently with or shortly after the pricing of the notes. These activities could have had the effect of increasing or preventing a decline in the price of Illumina’s common stock concurrently with or following the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various transactions with respect to Illumina’s common stock and purchase or sell Illumina’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of Illumina’s common stock.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of Illumina common stock issuable upon conversion or exercise of the securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Illumina
Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, our ability to effectively integrate our recent acquisition of Solexa, Inc., Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform technology, Illumina’s ability to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, Illumina’s ability to scale and integrate CyVera technology, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contacts:

Jay Flatley President & CEO 858.202.4501 jflatley@illumina.com	Christian Henry Senior Vice President & CFO 858.202.4508 chenry@illumina.com